                                                 Exhibit 11.2


                              EARNINGS PER SHARE
                           FULLY DILUTED COMPUTATION
              ($ in millions except share and per share amounts)


                                              Nine Months Ended
                                                  March 31
                                             1995           1994
- ----------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations      $ 123.4        $ 114.9
    Deduct dividends on 4 Percent
      cumulative preferred stock                 (.3)           (.3)
                                             --------       --------
    Earnings from continuing operations
      available to common shareholders         123.1          114.6
    Loss from discontinued operations           (2.7)          (2.1)
                                             --------       --------
    Available for common shareholders        $ 120.4        $ 112.5
                                             ========       ========



Number of shares:
  Weighted average shares outstanding        76,681,341     76,750,855
  Shares issuable upon exercise of
    stock options, net of shares
    assumed to be repurchased                   961,800      1,039,980
                                             ----------     ----------
                                             76,643,141     77,790,835
                                             ==========     ==========



Earnings per common share:
  Continuing operations                        $1.59          $ 1.48
  Discontinued operations                       (.04)           (.03)
                                               ------         -------
  Net earnings                                 $1.55          $ 1.45
                                               ======         =======
